Exhibit 99.1
Everus Reports Third Quarter Results, Raises Guidance for 2025
BISMARCK, N.D. — Nov. 4, 2025 — Everus Construction Group (NYSE: ECG) today reported financial results for third quarter 2025.
Third Quarter 2025 Summary
(all comparisons versus the prior-year period unless otherwise noted, and results denoted with * are quarterly records)
•Revenues of $986.8 million*, up 29.7%.
•Net income of $57.0 million*, up 36.4%; net income margin of 5.8%.
•Diluted earnings per share (EPS) of $1.11*, up 35.4%.
•Earnings before interest, taxes, depreciation and amortization (EBITDA) of $89.0 million*, up 36.9%; EBITDA margin of 9.0%.
•Backlog of $2.95 billion, up 6.0% from Dec. 31, 2024, and up 2.1% from Sept. 30, 2024.
•Raises estimated full-year guidance for 2025: Revenues expected to be in the range of $3.55 billion to $3.65 billion and EBITDA expected to be in the range of $290 million to $300 million.
See the Non-GAAP Measures sections for definitions and reconciliations of the non-GAAP financial measures used in this news release.
Management Commentary
“We maintained strong business momentum through the third quarter, delivering record revenue and EBITDA driven by excellent project execution and robust opportunities across our core end markets,” said Jeffrey S. Thiede, president and CEO of Everus. “Revenues increased 30%, with margin expansion in both our E&M and T&D segments, resulting in 37% EBITDA growth. Our E&M segment increased revenue by 43% and EBITDA by 64%, supported by continued strength in the data center submarket.
“Backlog at Sept. 30 rose 2% year over year while we continued to deliver impressive revenue growth during the quarter. Bidding activity remains healthy, particularly across our commercial, industrial and utility markets, and we are confident in our ability to continue to win projects through our competitive advantages, longstanding customer relationships and favorable market tailwinds.
“Our solid financial position, with net leverage of 0.5 times and nearly $340 million of available liquidity, reflects our disciplined financial strategy and strong operational results. We have ample financial flexibility for organic growth initiatives and strategic acquisitions that support our long-term growth objectives.
“Thanks to the continued hard work and determination of our team members across the country who are safely Building America’s Future, and with our elevated backlog and sustained business momentum, we expect a strong close to the year. We are raising our 2025 guidance and now expect revenues in the range of $3.55 billion to $3.65 billion and EBITDA of $290 million to $300 million. We are excited about the opportunities ahead and expect ongoing momentum into 2026 as we continue to execute on our 4EVER strategic priorities, with a focus on providing long-term value to our shareholders.”
Third Quarter 2025 Consolidated Results
Revenues increased 29.7% to $986.8 million in the third quarter of 2025, compared to $761.0 million in the third quarter of 2024. Electrical and mechanical (E&M) revenues grew $230.4 million, or 42.9%, partially offset by a slight decline in transmission and distribution (T&D) revenues of $5.1 million, or 2.2%.
Gross profit increased 38.2% to $124.2 million in the third quarter of 2025, compared to $89.9 million in the third quarter of 2024. The increase was primarily from revenue growth and gross margin improvement due to project timing and efficiency gains on certain projects, partially offset by changes in project mix. Gross margin was 12.6% in the third quarter of 2025, up compared to 11.8% in the third quarter of 2024.
Selling, general and administrative expenses increased to $51.8 million in the third quarter of 2025, compared to $36.2 million in the third quarter of 2024. The increase was primarily from higher labor expenses, including incremental stand-alone operating costs, to support the operational growth of the business, along with higher general and corporate overhead expenses.

Net income increased 36.4% to $57.0 million, or diluted EPS of $1.11, in the third quarter of 2025, compared to $41.8 million, or diluted EPS of 82 cents, in the third quarter of 2024. The increase was primarily from increased gross profit and income from joint ventures, partially offset by higher selling, general and administrative expenses and higher income taxes on greater pretax income. Net income margin was 5.8% in the third quarter of 2025, up compared to 5.5% in the third quarter of 2024.
EBITDA increased 36.9% to $89.0 million in the third quarter of 2025, compared to $65.0 million in the third quarter of 2024. The increase was primarily from higher gross profit and income from joint ventures, partially offset by higher selling, general and administrative expenses. EBITDA margin was 9.0%, up compared to 8.5% in the third quarter of 2024.
Backlog increased to $2.95 billion as of Sept. 30, 2025, up 6.0% compared to $2.78 billion as of Dec. 31, 2024, and up 2.1% compared to $2.88 billion as of Sept. 30, 2024.
Third Quarter 2025 Segment Results
Electrical and Mechanical
E&M segment revenues increased 42.9% to $767.3 million in the third quarter of 2025, compared to $536.9 million in the third quarter of 2024. The increase was primarily driven by higher workloads in the commercial and renewables end markets, particularly continued growth in the data center submarket.
E&M segment net income increased 73.1% to $50.9 million in the third quarter of 2025, compared to $29.4 million in the third quarter of 2024. E&M segment net income margin was 6.6%, up compared to 5.5% in the third quarter of 2024.
E&M segment EBITDA increased 64.0% to $66.9 million in the third quarter of 2025, compared to $40.8 million in the third quarter of 2024. The increase was driven by revenue growth and gross margin improvement due to project timing and efficiency gains on certain projects, along with income from joint ventures, partially offset by changes in project mix and higher selling, general and administrative expenses, particularly labor. E&M segment EBITDA margin was 8.7%, up compared to 7.6% in the third quarter of 2024.
E&M backlog increased to $2.57 billion as of Sept. 30, 2025, up 2.5% compared to $2.51 billion as of Dec. 31, 2024, and consistent with $2.57 billion as of Sept. 30, 2024.
Transmission and Distribution
T&D segment revenues decreased 2.2% to $223.4 million in the third quarter of 2025, compared to $228.5 million in the third quarter of 2024. Increased workloads in the transportation end market were offset by a slight decline in utility end-market revenues.
T&D segment net income increased 9.7% to $20.3 million in the third quarter of 2025, compared to $18.5 million in the third quarter of 2024. T&D segment net income margin was 9.1%, up compared to 8.1% in the third quarter of 2024.
T&D segment EBITDA increased 11.2% to $33.8 million in the third quarter of 2025, compared to $30.4 million in the third quarter of 2024. The increase was primarily from higher gross profit due to gross margin expansion from solid project execution and project mix. T&D segment EBITDA margin was 15.1%, up compared to 13.3% in the third quarter of 2024.
T&D backlog increased to $375.8 million as of Sept. 30, 2025, up 37.4% compared to $273.6 million as of Dec. 31, 2024, and up 18.6% compared to $316.9 million as of Sept. 30, 2024.
Nine Months Ended September 30, 2025, Consolidated Results
Revenues increased 30.9% to $2.73 billion for the nine months ended Sept. 30, 2025, compared to $2.09 billion for the nine months ended Sept. 30, 2024. E&M revenues rose $647.4 million, or 43.7%, offset by a modest decline in T&D revenues of $3.0 million, or 0.5%.
Gross profit increased 32.9% to $336.6 million for the nine months ended Sept. 30, 2025, compared to $253.2 million for the nine months ended Sept. 30, 2024. The increase was primarily from revenue growth and gross margin improvement due to project timing and efficiency gains on certain projects, partially offset by changes in project mix. Gross margin was 12.3% for the nine months ended Sept. 30, 2025, up compared to 12.1% for the nine months ended Sept. 30, 2024.
Selling, general and administrative expenses increased to $140.7 million for the nine months ended Sept. 30, 2025, compared to $109.3 million for the nine months ended Sept. 30, 2024. The increase was primarily driven by higher labor and professional service-related expenses, including incremental stand-alone operating costs, to support the operational growth of the business, along with higher general and corporate overhead expenses.
Net income increased 34.4% to $146.5 million, or diluted EPS of $2.87, for the nine months ended Sept. 30, 2025, compared to $109.0 million, or diluted EPS of $2.14, for the nine months ended Sept. 30, 2024. The increase was primarily from increased gross profit and income from joint ventures, partially offset by higher selling, general and administrative expenses and higher income taxes on greater pretax income. Net income margin was 5.4% for the nine months ended Sept. 30, 2025, up compared to 5.2% for the nine months ended Sept. 30, 2024.

The company's EBITDA increased 35.1% to $235.0 million for the nine months ended Sept. 30, 2025, compared to $173.9 million for the nine months ended Sept. 30, 2024. The increase was primarily from increased gross profit and income from joint ventures, partially offset by higher selling, general and administrative expenses. EBITDA margin was 8.6% for the nine months ended Sept. 30, 2025, up compared to 8.3% for the nine months ended Sept. 30, 2024.
Balance Sheet and Cash Flow Commentary
Balance Sheet
As of Sept. 30, 2025, the company had $129.9 million of unrestricted cash and cash equivalents and $288.7 million of gross debt, compared to $69.9 million and $300.0 million, respectively, as of Dec. 31, 2024.
As of Sept. 30, 2025 and Dec. 31, 2024, the company had $207.4 million and $209.4 million available under the revolving credit facility, respectively, net of $17.6 million and $15.6 million of outstanding standby letters of credit, respectively.
Net leverage, defined as net debt-to-trailing 12-month EBITDA, was 0.5x as of Sept. 30, 2025, compared to 1.0x as of Dec. 31, 2024.
Working capital, defined as current assets minus current liabilities, was $523.5 million as of Sept. 30, 2025, compared to $403.9 million as of Dec. 31, 2024. The working capital changes were primarily driven by project timing, workload activity and billing fluctuations, with increased cash, receivables and contract assets, partially offset by increased accounts payable, net contract liabilities and accrued compensation.
Cash Flow
Operating cash flows were $108.6 million for the nine months ended Sept. 30, 2025, compared to $82.7 million for the nine months ended Sept. 30, 2024. The increase was driven primarily from increased operating results, partially offset by changes in working capital to support the revenue growth.
Capital expenditures were $42.1 million for the nine months ended Sept. 30, 2025, compared to $34.5 million for the nine months ended Sept. 30, 2024. The increase was primarily from vehicle, equipment and building investments to support the company's growth.
Everus had free cash flow of $74.8 million for the nine months ended Sept. 30, 2025, compared to $57.8 million for the nine months ended Sept. 30, 2024. The increase was primarily from higher operating cash flows, partially offset by higher net capital expenditures.
Forecast for 2025
Everus is raising its estimated full-year revenues and EBITDA guidance for 2025.
•Revenues are expected to be in the range of $3.55 billion to $3.65 billion, updated from $3.3 billion to $3.4 billion provided after the second quarter of 2025.
•EBITDA is expected to be in the range of $290 million to $300 million, updated from $240 million to $255 million provided after the second quarter of 2025, with EBITDA margin expected to be slightly higher in 2025, compared to 2024.
Everus is affirming its estimated full-year gross capital expenditures guidance for 2025.
•Gross capital expenditures for 2025 are expected to be in the range of $65 million to $70 million.
Basis of Presentation
Prior to the spinoff from MDU Resources Group, Inc. on Oct. 31, 2024, Everus Construction, Inc., including its subsidiaries, operated as a wholly owned subsidiary of CEHI, LLC (Centennial) and an indirect, wholly owned subsidiary of MDU Resources and not as a stand-alone company. Following the separation, Everus Construction is now a wholly owned subsidiary of Everus. As a result, for periods prior to the separation, Everus' financial information, including results of operations, financial condition, cash flows and accompanying unaudited condensed consolidated financial statements, was prepared on a “carve-out” basis in connection with the spinoff and was derived from the unaudited condensed consolidated financial statements of MDU Resources as if Everus operated on a stand-alone basis.
The calculation of basic and diluted earnings per share for periods presented prior to the spinoff have been retrospectively adjusted to the number of shares outstanding on Oct. 31, 2024, the separation and distribution date. It is assumed that there were no dilutive or anti-dilutive equity instruments as of Oct. 31, 2024, because there were no Everus stock-based awards outstanding for periods prior to the separation.

Cash-settled, related-party transactions between Everus Construction, MDU Resources, Centennial or other MDU Resources subsidiaries for general operating activities; Everus Construction's participation in MDU Resources’ centralized cash management program through Centennial; and intercompany debt were included in the unaudited condensed consolidated financial statements for periods prior to the separation. These related-party transactions were reflected in the unaudited condensed consolidated balance sheets prior to the separation as due from related-party, due from related-party - noncurrent, due to related-party or related-party notes payable.
The aggregate net effect of general related-party operating activities was reflected in the unaudited condensed consolidated statements of cash flows within operating activities for periods prior to the separation. The effects of Everus Construction's participation in MDU Resources’ centralized cash management program and intercompany debt arrangements were reflected in the unaudited condensed consolidated statements of cash flows within investing and financing activities for periods prior to the separation.
Non-GAAP Financial Measures
Throughout this news release, Everus presents financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), as well as non-GAAP financial measures, including EBITDA, EBITDA margin, net debt, net leverage and free cash flow, and, in some cases, applicable measures by segment. The use of these non-GAAP financial measures should not be construed as alternatives to net income, net income margin, total debt, gross leverage and cash provided by (used in) operating activities. Everus believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance. Please refer to the Non-GAAP Financial Measures sections contained in this news release for additional information.
Conference Call
Management will discuss Everus' third quarter 2025 results on a webcast at 10:30 a.m. EST Nov. 5. The webcast and accompanying presentation materials can be accessed at investors.everus.com by selecting “Events & Presentations” and “Everus Q3 Earnings Call.” After the conclusion of the webcast, a replay will be available at the same location.
Participants also can listen to the webcast by phone at 646-307-1963 for toll-based U.S. and international callers, or at 800-715-9871 for toll-free U.S. callers, with conference ID 1034822.
About Everus Construction Group
Everus Construction Group, Inc., a member of the S&P SmallCap 600® index, is Building America's Future® by providing a full spectrum of construction services through its electrical and mechanical, and transmission and distribution specialty contracting services across the United States. These specialty contracting services are provided to commercial, industrial, institutional, renewables, service, transportation, utility and other customers. Its E&M contracting services include construction and maintenance of electrical and communication wiring and infrastructure, fire suppression systems, renewables infrastructure and mechanical piping and services. Its T&D contracting services include construction and maintenance of overhead and underground electrical, gas and communication infrastructure and transportation-related lighting, as well as the manufacture and distribution of overhead and underground transmission line construction equipment and tools. For more information about Everus, visit everus.com or email investors@everus.com.
Forward-Looking Statements
Information in this news release includes certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this news release, including statements about the company's future performance, financial guidance, long-term targets and statements made by the CEO, are expressed in good faith and are believed by the company to have a reasonable basis. This news release highlights key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s segments. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements.” Although the company believes that its expectations are based on reasonable assumptions as of the date they are made, there is no assurance the company’s projections, including estimates for growth, shareholder value creation and financial guidance, will be achieved. Readers are encouraged to refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A. Risk Factors in the company's most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake any obligation to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.
Media Contact
Laura Lueder, director of communications, 701-221-6444
Investor Contact
Paul Bartolai, Vallum Advisors, Paul.Bartolai@everus.com

Everus Construction Group, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	(In thousands, except per share amounts)
Operating revenues	$986,820	$760,985	$2,734,915	$2,090,047
Cost of sales	862,598	671,085	2,398,331	1,836,853
Gross profit	124,222	89,900	336,584	253,194
Selling, general and administrative expenses	51,841	36,191	140,712	109,292
Operating income	72,381	53,709	195,872	143,902
Interest income	1,369	—	2,858	—
Interest expense	5,441	2,851	16,437	8,823
Other income, net	3,745	1,071	6,220	3,683
Income before income taxes and income from equity method investments	72,054	51,929	188,513	138,762
Income taxes	20,617	13,995	53,598	37,606
Income from equity method investments	5,540	3,833	11,577	7,797
Net income	$56,977	$41,767	$146,492	$108,953

Earnings per share:
Basic	$1.12	$0.82	$2.87	$2.14
Diluted	$1.11	$0.82	$2.87	$2.14
Weighted average common shares outstanding:
Basic	51,048	50,972	51,044	50,972
Diluted	51,137	50,972	51,107	50,972

Everus Construction Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2025	December 31, 2024
	(In thousands, except share and per share amounts)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$149,167	$86,012
Receivables, net of allowance for credit losses of $3,192 and $7,097, respectively	743,735	590,028
Contract assets	250,477	167,049
Inventories	47,957	43,750
Prepayments and other current assets	24,055	30,390
Total current assets	1,215,391	917,229
Noncurrent assets:
Property, plant and equipment, net of accumulated depreciation of $170,975 and $157,278, respectively	151,968	134,409
Goodwill	143,224	143,224
Operating lease right-of-use assets	83,000	67,045
Investments	25,740	21,286
Other noncurrent assets	4,413	5,270
Total noncurrent assets	408,345	371,234
Total assets	$1,623,736	$1,288,463
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$15,000	$15,000
Contract liabilities, net	269,832	207,304
Accounts payable	213,055	138,097
Taxes payable	11,756	6,768
Accrued compensation	97,439	67,815
Current portion of operating lease liabilities	30,933	26,354
Accrued payroll-related liabilities	43,794	38,995
Other accrued liabilities	10,045	13,037
Total current liabilities	691,854	513,370
Noncurrent liabilities:
Long-term debt, net of unamortized issuance costs	270,074	280,648
Deferred income taxes	12,440	8,161
Operating lease liabilities	53,576	41,200
Other noncurrent liabilities	22,746	22,472
Total noncurrent liabilities	358,836	352,481
Total liabilities	$1,050,690	$865,851
Commitments and contingent liabilities
Stockholders' equity:
Preferred stock, 10,000,000 shares authorized, $0.01 par value, none issued and outstanding	$—	$—
Common stock, 300,000,000 shares authorized, $0.01 par value, 51,006,575 and 50,980,924 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	510	510
Other paid-in capital	142,072	138,130
Retained earnings	430,464	283,972
Total stockholders' equity	573,046	422,612
Total liabilities and stockholders' equity	$1,623,736	$1,288,463

Everus Construction Group, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30,
	2025	2024
	(In thousands)
Operating activities:
Net income	$146,492	$108,953
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21,193	16,961
Amortization of intangible assets	116	1,538
Deferred income taxes	3,911	(5,570)
Provision for credit losses	(1,511)	(51)
Amortization of debt issuance costs	1,182	—
Stock-based compensation costs	4,788	1,034
Net unrealized gains on investments	(566)	(531)
Gain on sale of assets	(5,147)	(5,513)
Equity in earnings of unconsolidated affiliates, net of distributions	(4,091)	(4,788)
Changes in current assets and liabilities:
Receivables	(152,196)	(115,174)
Due from related-party	—	(763)
Contract assets	(83,428)	(10,275)
Inventories	(4,207)	(4,214)
Other current assets	6,335	(2,303)
Contract liabilities, net	62,528	23,833
Accounts payable	75,076	44,265
Due to related-party	—	10
Other current liabilities	36,342	32,760
Other noncurrent changes	1,823	2,510
Net cash provided by operating activities	108,640	82,682
Investing activities:
Capital expenditures	(42,119)	(34,506)
Net proceeds from sale or disposition of property, plant and equipment	8,269	9,587
Proceeds from insurance contracts	2,174	—
Investments	(1,971)	(570)
Net cash used in investing activities	(33,647)	(25,489)
Financing activities:
Repayment of long-term debt	(11,250)	—
Tax withholding on stock-based compensation	(588)	—
Net amounts received from MDU Resources cash management program	—	45,994
Transfers to CEHI, LLC and MDU Resources	—	(104,201)
Net cash used in financing activities	(11,838)	(58,207)
Increase (decrease) in cash, cash equivalents and restricted cash	63,155	(1,014)
Cash, cash equivalents and restricted cash - beginning of period	86,012	1,567
Cash, cash equivalents and restricted cash - end of period	$149,167	$553

Everus Construction Group, Inc.
Segment and Other Financial Information
(Unaudited)
Revenues
The following table sets forth segment revenues for the periods indicated, as well as the percentage change from the prior period:

	Three months ended September 30,			Nine months ended September 30,
	2025	2024	% Change	2025	2024	% Change
	(In millions, except percentages)
Operating revenues:
E&M	$767.3	$536.9	42.9%	$2,129.1	$1,481.7	43.7%
T&D	223.4	228.5	(2.2)%	620.8	623.8	(0.5)%
Eliminations	(3.9)	(4.4)	(11.4)%	(15.0)	(15.5)	(3.2)%
Total operating revenues	$986.8	$761.0	29.7%	$2,734.9	$2,090.0	30.9%
Backlog
Backlog is a common measurement in the construction services industry. Everus' determination of backlog can include projects that have a written award, a letter of intent, a notice to proceed, an agreed upon work order to perform work on mutually accepted terms, and conditions and change orders or claims to the extent management believes additional contract revenues will be earned and are deemed probable of collection. Contracts are subject to delays, defaults or cancellations; changes in scope of services to be provided; and adjustments to costs. Backlog also may be affected by project delays or cancellations resulting from weather conditions, external market factors and economic factors beyond Everus' control, among other things. Accordingly, there is no assurance that backlog will be realized. For the periods presented in the following backlog table, Everus did not experience any material impacts related to delays or cancellations of planned projects included in backlog. The timing of contract awards, including contracts awarded pursuant to master service agreements, duration of large new contracts and the mix of services can significantly affect backlog. Backlog at any given point in time may not accurately represent revenue or net income realized in any period, and backlog as of the end of the year may not be indicative of revenue or net income expected to be realized in the following year. Backlog should not be relied upon as a stand-alone indicator of future results.
The following table provides estimated backlog as of the dates indicated:

	September 30, 2025	December 31, 2024	September 30, 2024
	(In millions)
E&M	$2,570.4	$2,507.0	$2,567.9
T&D	375.8	273.6	316.9
Total	$2,946.2	$2,780.6	$2,884.8

Everus Construction Group, Inc.
Non-GAAP Financial Measures
(Unaudited)
In addition to information prepared in accordance with GAAP, the company evaluates operating performance using the non-GAAP financial measures of EBITDA, EBITDA margin, net debt and net leverage, and, in some cases, applicable measures by segment, and evaluates its liquidity using the non-GAAP financial measure of free cash flow. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the company's results as reported under GAAP. Because of these limitations, EBITDA, EBITDA margin, net debt, net leverage and free cash flow should not be considered as replacements for net income, net income margin, total debt, gross leverage and cash provided by (used in) operating activities, the most comparable GAAP measures, respectively. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare them with other companies’ EBITDA, EBITDA margin, net debt, net leverage and free cash flow having the same or similar names.
EBITDA and EBITDA Margin
Everus utilizes EBITDA and EBITDA margin to consistently assess its operating performance and as a basis for strategic planning and forecasting, since the company believes EBITDA closely correlates to long-term enterprise value. Everus believes that measuring performance on an EBITDA basis is useful to investors, because it enables a more consistent evaluation of its period-to-period operational performance. Everus also believes these non-GAAP financial measures, in addition to the corresponding GAAP measures of net income and net income margin, are useful to investors and provide meaningful information about operational efficiency by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. Investors also may use EBITDA to calculate leverage as a multiple of EBITDA. Management uses EBITDA and EBITDA margin, in addition to GAAP metrics, to evaluate the company's operating results, calculate compensation packages and determine leverage as a multiple of EBITDA to establish the appropriate funding of operations.
EBITDA is calculated by adding back interest expense, net of interest income, income taxes, and depreciation and amortization to net income. EBITDA margin is calculated by dividing EBITDA by operating revenues.
The following table reconciles net income to EBITDA and provides the calculation of EBITDA margin.

	Three months ended September 30,			Nine months ended September 30,
	2025	2024	% Change	2025	2024	% Change
	(In millions, except percentages)
Net income	$57.0	$41.8	36.4%	$146.5	$109.0	34.4%
Interest expense, net	4.1	2.8	46.4%	13.6	8.8	54.5%
Income taxes	20.6	14.0	47.1%	53.6	37.6	42.6%
Depreciation and amortization	7.3	6.4	14.1%	21.3	18.5	15.1%
EBITDA	$89.0	$65.0	36.9%	$235.0	$173.9	35.1%

Total operating revenues	$986.8	$761.0	29.7%	$2,734.9	$2,090.0	30.9%
Net income margin	5.8%	5.5%		5.4%	5.2%
EBITDA margin	9.0%	8.5%		8.6%	8.3%
The following tables reconcile net income to EBITDA by segment.

	Three months ended September 30, 2025				Nine months ended September 30, 2025
	E&M	T&D	Corporate and Other	Total	E&M	T&D	Corporate and Other	Total
	(In millions)
Net income	$50.9	$20.3	$(14.2)	$57.0	$134.8	$48.6	$(36.9)	$146.5
Interest expense, net	(2.4)	0.9	5.6	4.1	(5.7)	2.6	16.7	13.6
Income taxes	17.1	6.6	(3.1)	20.6	46.8	15.9	(9.1)	53.6
Depreciation and amortization	1.3	6.0	—	7.3	4.2	17.2	(0.1)	21.3
EBITDA	$66.9	$33.8	$(11.7)	$89.0	$180.1	$84.3	$(29.4)	$235.0

	Three months ended September 30, 2024				Nine months ended September 30, 2024
	E&M	T&D	Corporate and Other	Total	E&M	T&D	Corporate and Other	Total
	(In millions)
Net income	$29.4	$18.5	$(6.1)	$41.8	$81.7	$43.5	$(16.2)	$109.0
Interest expense, net	—	0.9	1.9	2.8	0.1	3.0	5.7	8.8
Income taxes	9.8	6.2	(2.0)	14.0	28.5	14.6	(5.5)	37.6
Depreciation and amortization	1.6	4.8	—	6.4	4.8	13.8	(0.1)	18.5
EBITDA	$40.8	$30.4	$(6.2)	$65.0	$115.1	$74.9	$(16.1)	$173.9
The following table provides EBITDA and the calculation of EBITDA margin by segment.

	Three months ended September 30,			Nine months ended September 30,
	2025	2024	% Change	2025	2024	% Change
	(In millions, except percentages)
Operating revenues:
E&M	$767.3	$536.9	42.9%	$2,129.1	$1,481.7	43.7%
T&D	223.4	228.5	(2.2)%	620.8	623.8	(0.5)%
Eliminations	(3.9)	(4.4)	(11.4)%	(15.0)	(15.5)	(3.2)%
Total operating revenues	$986.8	$761.0	29.7%	$2,734.9	$2,090.0	30.9%

Net income:
E&M	$50.9	$29.4	73.1%	$134.8	$81.7	65.0%
T&D	20.3	18.5	9.7%	48.6	43.5	11.7%
Corporate and other	(14.2)	(6.1)	NM	(36.9)	(16.2)	NM
Total net income	$57.0	$41.8	36.4%	$146.5	$109.0	34.4%

EBITDA:
E&M	$66.9	$40.8	64.0%	$180.1	$115.1	56.5%
T&D	33.8	30.4	11.2%	84.3	74.9	12.6%
Corporate and other	(11.7)	(6.2)	(88.7)%	(29.4)	(16.1)	(82.6)%
Total EBITDA	$89.0	$65.0	36.9%	$235.0	$173.9	35.1%

Net income margin:
E&M	6.6%	5.5%		6.3%	5.5%
T&D	9.1%	8.1%		7.8%	7.0%
Total net income margin	5.8%	5.5%		5.4%	5.2%

EBITDA margin:
E&M	8.7%	7.6%		8.5%	7.8%
T&D	15.1%	13.3%		13.6%	12.0%
Total EBITDA margin	9.0%	8.5%		8.6%	8.3%

NM - Not Meaningful

The following table provides the increased EBITDA guidance reconciliation, as well as the previous EBITDA guidance reconciliation, for full-year 2025.

	As Further Revised on November 4, 2025		As Revised on August 12, 2025
	Low	High	Low	High
	(In millions)
Net income	$179.0	$186.5	$145.0	$150.0
Interest expense, net	17.5	17.5	20.0	20.0
Income taxes	65.0	67.5	50.0	55.0
Depreciation and amortization	28.5	28.5	25.0	30.0
EBITDA	$290.0	$300.0	$240.0	$255.0
Net Debt and Net Leverage
Everus uses net debt and net leverage as a measure of assessing its borrowing capacity and achieving its optimal capital structure. The company believe these non-GAAP financial measures, in addition to the corresponding GAAP measures of total debt and gross leverage, are useful to investors because they provide insight into how long it would take the company to pay back its debt if net debt and EBITDA were constant.
Net debt is calculated by adding unamortized debt issuance costs to the total debt balance on the balance sheet, less any unrestricted cash. Net leverage is calculated by dividing net debt by trailing 12-month EBITDA.
The following table provides the reconciliations of trailing 12-month EBITDA as of Sept. 30, 2025, and Dec. 31, 2024.

	Twelve months ended September 30, 2025	Nine months ended September 30, 2025	Twelve months ended December 31, 2024	Nine months ended September 30, 2024
	(In millions)
Net income	$180.9	$146.5	$143.4	$109.0
Interest expense, net	18.8	13.6	14.0	8.8
Income taxes	65.5	53.6	49.5	37.6
Depreciation and amortization	28.1	21.3	25.3	18.5
EBITDA	$293.3	$235.0	$232.2	$173.9
The following table provides the reconciliations of net leverage as of Sept. 30, 2025, and Dec. 31, 2024.

	September 30, 2025	December 31, 2024
	(In millions, except net leverage)
Current portion of long-term debt	$15.0	$15.0
Long-term debt	270.0	280.6
Total debt	285.0	295.6
Add: Unamortized debt issuance costs	3.7	4.4
Total gross debt	288.7	300.0
Less: cash and cash equivalents, excluding restricted cash	(129.9)	(69.9)
Total net debt	$158.8	$230.1
Trailing 12-month EBITDA for the periods indicated	$293.3	$232.2
Net leverage	0.5x	1.0x
Free Cash Flow
Everus uses free cash flow as a measure of liquidity that indicates how much cash the company can produce after taking cash outflows from operations and assets into consideration. The company believes this non-GAAP financial measure, in addition to the corresponding GAAP measure of cash provided by (used in) operating activities, is useful to investors because it provides meaningful information about the company’s financial health and ability to generate cash, support additional debt obligations, pay future dividends and fund growth. Free cash flow does not represent residual cash flow available for discretionary purposes.
Free cash flow is defined as net cash provided by (used in) operating activities less net capital expenditures.

The following table provides reconciliations of cash provided by operating activities to free cash flow.

	Nine months ended September 30,
	2025	2024
	(In millions)
Net cash used in investing activities	$(33.6)	$(25.5)
Net cash used in financing activities	$(11.8)	$(58.2)

Net cash provided by operating activities	$108.6	$82.7
Capital expenditures	(42.1)	(34.5)
Net proceeds from sale or disposition of property, plant and equipment	8.3	9.6
Free cash flow	$74.8	$57.8
Non-GAAP Financial Guidance
The company is unable to reconcile forward-looking non-GAAP financial guidance relating to full-year 2025 EBITDA margin to its nearest GAAP measure because the company is unable to predict the timing of these adjustments with a reasonable degree of certainty. By their very nature, non-GAAP adjustments are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact the company and its financial results. Therefore, the company is unable to provide the reconciliation of full-year 2025 EBITDA margin guidance without unreasonable efforts.